Exhibit 10.4.1

OFFICE COMPLEX LEASE AMENDMENT

     THIS OFFICE COMPLEX LEASE AMENDMENT (“Amendment”) is made and entered into this 21st day of February, 2003, by and between Federal Home Loan Bank of Topeka, a federally-chartered corporation, as Lessor, and Security Benefit Life Insurance Company, a Kansas corporation, as Lessee.

     WHEREAS, The parties executed an Office Complex Lease dated March 25, 2002 (“Lease”) and the parties desire to clarify certain provisions of the Lease relating to insurance and repairs;

     NOW, THEREFORE, For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Section 8.2(a) of the Lease is hereby amended by adding the following at the end:

“Personal property of Lessor, which Lessor shall be responsible for insuring, shall include the following property in the FHLB Pavilion, without limitation:

i.	Telephone switch and equipment

ii.	Mobile shelving currently in vault room (first floor)

iii.	Refrigerator in executive kitchen

iv.	Cubicle walls and light fixtures attached to cubicles

v.	Furniture

vi.	Computers and other office machines and equipment

vii.	Paintings and other artwork

viii.	Bulletin boards

“Lessee’s obligation to insure all improvements, fixtures and all items attached to the Building structure shall include the following improvements and attachments in the FHLB Pavilion, without limitation:

(1)	All wiring and cabling

(2)	Fire extinguishers

(3)	Exit signs

(4)	Blinds on exterior windows

(5)	Security system and equipment, including, Johnson Controls security panels

(6)	All HVAC equipment, ducts and wiring (including personal environmental modules)

(7)	Elevator

(8)	All toilets, sinks and other plumbing fixtures and pipes

(9)	Raised floors

(10)	Audio/Visual equipment in Denver Room (second floor) and Curtis Room (third floor)

(11)	Blinds in Denver Room (second floor), Curtis Room (third floor) and HPR director’s office (third floor)

(12)	Dishwasher in executive kitchen (third floor)

(13)	All ceilings

(14)	All carpeting

(15)	All light fixtures attached to ceilings or walls except cubicle walls

(16)	Partition between Hugo and Chadron Rooms (first floor)

(17)	Demountable walls for ten offices

(18)	Cabinetry and millwork attached to floors or walls

(19)	Baseboards and other wood finishes on walls, floors or ceilings

(20)	Doors (exterior and interior)

(21)	Windows (exterior and interior)

(22)	Uninterruptible power supply for computer room (first floor)

(23)	Ice machine

(24)	Refrigerator in breakroom (subzero unit)”

     2. Section 15.1 of the Lease is hereby amended by adding the following sentence immediately after the end of the third sentence (which ends: “.. .and made at Lessor’s expense.”):

“The phrase ‘installations made by Lessor’ in the preceding sentence means installations made by Lessor that were not included in (i) the contract between Lessee and Ferrell Construction of Topeka, Inc. dated February 5, 2002, referenced in Section 1.8 of the Sale Contract, (ii) the tenant finish of the FHLB Pavilion as set forth in each document identified in subsections (a) through (d), inclusive, of Section 1.8 of the Sale Contract, or (iii) any change order, amendment or addendum to any of the foregoing.”

     3. All other terms and provisions of the Lease shall remain unchanged and in full force and effect.

     4. This Amendment constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect thereto.

     IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed by its duly authorized representative with effect as of the date first written above.

Federal Home Loan Bank of Topeka		Security Benefit Life Insurance Company

By:	/s/ Andrew J. Jetter	By:	/s/ Kris A. Robbins

Name: Andrew J. Jetter		Name: Kris A. Robbins
Title: President and CEO		Title: President and CEO
Date: February 18, 2003		Date: February 21, 2003